EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2023

Miami, FL — (GLOBE NEWSWIRE — November 15, 2023) — PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (TASE: PFLT) announced today financial results for the fourth quarter and fiscal year ended September 30, 2023.

HIGHLIGHTS

Quarter ended September 30, 2023 (Unaudited)

($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)		$1,067.2
Net assets		$653.6
GAAP net asset value per share		$11.13
Quarterly increase in GAAP net asset value per share		1.6%
Adjusted net asset value per share (2)		$11.13
Quarterly increase in adjusted net asset value per share (2)		1.2%

Credit Facility		$9.4
2023 Notes		$76.2
2026 Notes		$183.1
2031 Asset-Backed Debt		$226.8
Regulatory Debt to Equity		0.76x
Weighted average yield on debt investments at quarter-end		12.6%

	Quarter Ended	Year Ended
	September 30, 2023	September 30, 2023
	(Unaudited)	(Unaudited)

Operating Results:
Net investment income	$18.5	$67.5
Net investment income per share (GAAP)	$0.32	$1.33
Core net investment income per share (3)	$0.32	$1.27
Distributions declared per share	$0.31	$1.19

Portfolio Activity:
Purchases of investments	$93.5	$324.5
Sales and repayments of investments	$141.0	$399.1

PSSL Portfolio data:
PSSL investment portfolio	$785.9	$785.9
Purchases of investments	$52.5	$190.9
Sales and repayments of investments	$76.4	$155.2

(1)
Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $261.0 million, at fair value.
(2)
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the unrealized amounts on the Credit Facility and the 2023 Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3)
Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the year ended September 30, 2023, Core NII excluded: i) $3.7 million or $0.07 per share, of dividend income related to our equity investment in Dominion Voting Systems; and ii) an add back of $0.7 million or $0.01 per share, of incentive fee expense.

CONFERENCE CALL AT 9:00 A.M. ET ON NOVEMBER 16, 2023

The Company will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday, November 16, 2023 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 204-4368 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #3662054 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased to have another quarter of solid performance from both a NAV and net investment income perspective. We also are in a position to take advantage of this excellent vintage of loans in the core middle market,” said Art Penn, Chairman and CEO. “We believe that we have a visible pathway of driving meaningfully increased income through the growing balance sheets of PFLT and our PSSL joint venture.”

As of September 30, 2023, our portfolio totaled $1,067.2 million and consisted of $906.2 million of first lien secured debt (including $210.1 million in PSSL), $0.1 million of second lien secured debt and $160.9 million of preferred and common equity (including $50.9 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2023, we had three portfolio companies on non-accrual, representing 0.9% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2023, the portfolio had net unrealized depreciation of $25.7 million. Our overall portfolio consisted of 131 companies with an average investment size of $8.1 million, and a weighted average yield on debt investments of 12.6%.

As of September 30, 2022, our portfolio totaled $1,164.3 million and consisted of $1,009.6 million of first lien secured debt (including $190.2 million in PSSL), $0.1 million of second lien secured debt and $154.5 million of preferred and common equity (including $49.4 million in PSSL). Our debt portfolio consisted of 100% variable-rate investments. As of September 30, 2022, we had two portfolio companies on non-accrual, representing 0.9% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2022, the portfolio had net unrealized depreciation of $13.1 million. Our overall portfolio consisted of 125 companies with an average investment size of $9.3 million and a weighted average yield on debt investments of 10.0%.

For the three months ended September 30, 2023, we invested $93.5 million in three new and 31 existing portfolio companies with a weighted average yield on debt investments of 12.1%. Sales and repayments of investments for the same period totaled $141.0 million. This compares to the three months ended September 30, 2022, in which we invested $54.7 million in five new and 25 existing portfolio companies with a weighted average yield on debt investments of 8.9%. Sales and repayments of investments for the same period totaled $98.0 million.

For the year ended September 30, 2023, we invested $324.5 million in 16 new and 71 existing portfolio companies with a weighted average yield on debt investments of 12.1%. Sales and repayments of investments for the same period totaled $399.1 million.

For the year ended September 30, 2022, we invested $607.8 million in 34 new and 129 existing portfolio companies with a weighted average yield on debt investments of 7.8%. Sales and repayments of investments for the same period totaled $495.2 million.

PennantPark Senior Secured Loan Fund I LLC

As of September 30, 2023, PSSL’s portfolio totaled $785.9 million, consisted of 105 companies with an average investment size of $7.5 million and had a weighted average yield on debt investments of 12.1%. As of September 30, 2022, PSSL’s portfolio totaled $754.7 million, consisted of 95 companies with an average investment size of $8.0 million and had a weighted average yield on debt investments of 9.6%.

For the three months ended September 30, 2023, PSSL invested $52.5 million in five new and eight existing portfolio companies with a weighted average yield on debt investments of 12.0%. PSSL’s sales and repayments of investments for the same period totaled $76.4 million. For the three months ended September 30, 2022, PSSL invested $50.2 million in nine new and five existing portfolio companies with a weighted average yield on debt investments of 8.8%. PSSL’s sales and repayments of investments for the same period totaled $33.2 million.

For the year ended September 30, 2023, PSSL invested $190.9 million (of which $158.2 million was purchased from the Company) in 22 new and 27 existing portfolio companies with a weighted average yield on debt investments of 11.8%. PSSL’s sales and repayments of investments for the same period totaled $155.2 million.

For the year ended September 30, 2022, PSSL invested $278.8 million (of which $270.6 million was purchased from the Company) in 34 new and 20 existing portfolio companies with a weighted average yield on debt investments of 8.1%. PSSL’s sales and repayments of investments for the same period totaled $102.4 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three months and years ended September 30, 2023 and 2022.

Investment Income

For the three months and year ended September 30, 2023, investment income was $35.7 million and $139.3 million, respectively, and was attributable to $31.4 million and $120.0 million from first lien secured debt, zero and $0.02 million from second lien secured debt, and $4.3 million and $19.3 million from preferred and common equity, respectively. For the three months and year ended September 30, 2022, investment income was $28.8 million and $105.5 million, respectively, and was attributable to $25.1 million and $89.1 million from first lien secured debt, zero and $0.2 million from second lien secured debt, and $3.7 million and $16.2 million from preferred and common equity, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to an increase in the SOFR index.

Expenses

For the three months and year ended September 30, 2023, expenses totaled $17.2 million and $71.8 million, respectively, and were comprised of $8.6 million and $38.2 million of debt related interest and expenses, $2.8 million and $11.4 million of base management fees, $4.6 million and $16.9 million of incentive fees, $1.1 million and $4.4 million of general and administrative expenses and $0.2 million and $1.0 million of provision for excise taxes. For the three months and years ended September 30, 2022, expenses totaled $16.1 million and $56.9 million, respectively, and were comprised of $9.0 million (including $0.4 million attributable to fees associated with entering into the new credit facility) and $29.8 million (including $0.4 million attributable to fees associated with entering into the new credit facility) of debt related interest and expenses, $3.0 million and $11.9 million of base management fees, $3.2 million and $11.6 million of incentive fees, $0.8 million and $3.2 million of general and administrative expenses and $0.1 million and $0.4 million of provision for excise taxes, respectively. The increase in expenses over the prior year was primarily due to an increase in debt related interest and other financing expenses and an increase in incentive fees.

Net Investment Income

For the three months and year ended September 30, 2023, net investment income totaled $18.5 million and $67.5 million, or $0.32 per share and $1.33 per share, respectively. For the three months and year ended September 30, 2022, net investment income totaled $12.7 million and $48.6 million, or $0.29 per share and $1.18 per share, respectively. The increase in net investment income per share compared to the prior year was primarily due to an increase in investment income.

Net Realized Gains or Losses

For the three months and years ended September 30, 2023, net realized gains (losses) on investments including provision for taxes totaled $(2.3) million and $(16.2) million, respectively. For the three months and years ended September 30, 2022 net realized gains (losses) totaled $0.5 million and $(11.1) million, respectively. The change in realized gains (losses) was primarily due to changes in market conditions of our investments and the values at which they were realized, caused by the fluctuations in the market and in the economy.

Unrealized Appreciation or Depreciation on Investments, the Credit Facility and the 2023 Notes

For the three months ended and year ended September 30, 2023, net change in unrealized appreciation (depreciation) on investments was $9.5 million and $(12.6) million, respectively. For the three months and year ended September 30, 2022, net change in unrealized appreciation (depreciation) on investments was $(20.9) million and $(24.5) million, respectively. As of September 30, 2023 and September 30, 2022, our net unrealized appreciation (depreciation) on investments totaled $(25.7) million and $(13.1) million, respectively. The net change in unrealized appreciation or depreciation on our investments for the year ended September 30, 2023 compared to the prior year was primarily due to changes in the capital market conditions of our investments and the values at which they were realized, caused by the fluctuations in the market and in the economy, as discussed above under the "Forward-Looking Statements".

For the three months and year ended September 30, 2023, our Credit Facility and 2023 Notes had a net change in unrealized (appreciation) depreciation of $2.6 million and $(2.3) million, respectively. For the three months and years ended September 30, 2022, the Credit Facility or our Prior Credit Facility, as applicable, and 2023 Notes had a net change in unrealized (appreciation) depreciation of $(6.2) million and $(4.9) million, respectively. As of September 30, 2023 and September 30, 2022, the net unrealized depreciation on the Credit Facility or our Prior Credit Facility, as applicable, and the 2023 Notes totaled zero and $2.3 million, respectively. The net change in unrealized appreciation or depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

For the three months and year ended September 30, 2023, net increase (decrease) in net assets resulting from operations totaled $28.0 million and $39.3 million, or $0.48 per share and $0.77 per share, respectively. For the three months and year ended September 30, 2022, net increase (decrease) in net assets resulting from operations totaled $(13.1) million and $3.5 million, or $(0.34) and $0.08 per share, respectively. The increase or decrease for the year ended September 30, 2023 compared to the prior year was primarily due to a decrease in depreciation of the portfolio primarily driven by changes in market conditions.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.

As of September 30, 2023 and 2022, we had $9.4 million and $168.8 million in outstanding borrowings under the Credit Facility, respectively, and the weighted average interest rate was 7.7% and 4.9%, respectively. As of September 30, 2023 and 2022, we had $376.6 million and $197.2 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of September 30, 2023 and 2022, we had cash equivalents of $100.0 million and $47.9 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allow us to efficiently operate the business.

For the year ended September 30, 2023, our operating activities provided cash of $143.6 million and our financing activities used cash of $(91.5) million. Our operating activities provided cash primarily due to our investment activities and our financing activities used cash primarily to fund repayments under the Credit Facility.

For the year ended September 30, 2022, our operating activities used cash of $50.0 million, and our financing activities provided cash of $47.7 million. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily from public offering proceeds and the 2026 notes issuance.

DISTRIBUTIONS

During the three months and year ended September 30, 2023, we declared distributions of $0.31 and $1.19 per share, respectively, for total distributions of $18.1 million and $60.5 million, respectively. During the three months and year ended September 30, 2022, we declared distributions of $0.29 and $1.14 per share, respectively, for total distributions of $12.6 million and $46.7 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

For the period subsequent to September 30, 2023 through November 10, 2023 we invested $76.2 million in four new and 17 existing portfolio companies at a weighted average yield on debt investments of 11.8%.

AVAILABLE INFORMATION

The Company makes available on its website its Annual Report on Form 10-K filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2023
	(Unaudited)	September 30, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$768,240 and $882,570, respectively)	$772,178	$893,249
Controlled, affiliated investments (cost— $324,639 and $294,787, respectively)	294,996	271,005
Total of investments (cost—$1,092,878 and $1,177,357, respectively)	1,067,174	1,164,254
Cash and cash equivalents (cost—$99,989 and $47,917, respectively)	99,989	47,880
Interest receivable	10,423	7,543
Receivable for investments sold	—	3,441
Distribution receivable	565
Prepaid expenses and other assets	894	748
Total assets	1,179,046	1,223,866
Liabilities
Distributions payable	6,020	4,308
Payable for investments purchased	4,905	—
Credit Facility payable, at fair value (cost—$9,400 and $168,830, respectively)	9,400	167,563
2023 Notes payable, at fair value (par—$76,219 and $97,006, respectively)	76,219	96,812
2026 Notes payable, net (par—$185,000)	183,054	182,276
2031 Asset-Backed Debt, net (par—$228,000)	226,759	226,128
Interest payable on debt	8,615	8,163
Base management fee payable	2,759	3,027
Performance-based incentive fee payable	4,628	3,164
Accrued other expenses	1,286	765
Deferred tax liability	1,794	4,568
Total liabilities	525,441	696,774
Commitments and contingencies
Net assets
Common stock, 58,734,702 and 45,345,638 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	59	45
Paid-in capital in excess of par value	765,187	618,028
Accumulated deficit	(111,641)	(90,981)
Total net assets	$653,605	$527,092
Total liabilities and net assets	$1,179,046	$1,223,866
Net asset value per share	$11.13	$11.62

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2023 (Unaudited)	2022	2023 (Unaudited)	2022
Investment income:
From non-controlled, non-affiliated investments:
Interest	$23,209	$18,660	$88,649	$68,413
Dividend	677	577	6,279	2,308
Other income	439	483	1,899	4,278
From non-controlled, affiliated investments:
Interest	—	—	—	112
Other income	—	—	—	—
From controlled, affiliated investments:
Interest	8,346	6,091	31,047	16,724
Dividend	3,063	2,975	11,463	13,650
Other Income	—	—	—	—
Total investment income	35,734	28,786	139,337	105,485
Expenses:
Base management fee	2,759	3,026	11,402	11,930
Performance-based incentive fee	4,628	3,164	16,873	11,625
Interest and expenses on debt	8,571	9,042	38,166	29,755
Administrative services expenses	235	144	999	575
Other general and administrative expenses	877	654	3,422	2,618
Expenses before provision for taxes	17,070	16,030	70,862	56,503
Credit Facility amendment costs and debt issuance costs	—	—	—	—
Provision for taxes	150	100	984	400
Net expenses	17,220	16,130	71,846	56,903
Net investment income	18,514	12,656	67,491	48,582
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	(2,372)	515	(15,892)	11,209
Non-controlled and controlled, affiliated investments	—	—	—	(22,315)
Provision for taxes on realized gain on investments	37	—	(263)	—
Net realized gain (loss) on investments and debt	(2,335)	515	(16,155)	(11,106)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	5,497	(9,766)	(6,707)	(22,009)
Non-controlled and controlled, affiliated investments	3,967	(11,100)	(5,858)	(2,503)
Provision for taxes on unrealized appreciation on investments	(155)	772	2,774	(4,568)
Debt (appreciation) depreciation	2,558	(6,216)	(2,284)	(4,943)
Net change in unrealized appreciation (depreciation) on investments and debt	11,867	(26,310)	(12,075)	(34,023)
Net realized and unrealized gain (loss) from investments and debt	9,532	(25,795)	(28,230)	(45,129)
Net increase (decrease) in net assets resulting from operations	28,046	(13,139)	$39,261	$3,453
Net increase (decrease) in net assets resulting from operations per common share	$0.48	$(0.34)	$0.77	$0.08
Net investment income per common share	$0.32	$0.29	$1.33	$1.18

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.8 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The Company is completing its assessment of the effectiveness of its internal control over financial reporting as of September 30, 2023. Based on currently available information, the Company expects to report certain material weaknesses in internal control over financial reporting in Item 9A of its Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (the “2023 Annual Report”). The material weaknesses identified to date relate to the control environment over the Company’s review process of its cash and par reconciliations and its interest income analysis. The material weaknesses are not expected to impact the accuracy of the Company’s financial statements to be reported in the 2023 Annual Report. Because the Company has not completed the preparation of its consolidated financial statements for the year ended September 30, 2023, the preliminary unaudited results presented in the press release as of and for the fourth quarter and year ended September 30, 2023 are based on current expectations and are subject to adjustment.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com